Exhibit 5.1

Bank of America Plaza 101 East Kennedy Boulevard Suite 2800 Tampa, Florida 33602	813.229.7600 813.229.1660 fax

www.slk-law.com

July 12, 2018

Oragenics, Inc.

4902 Eisenhower Boulevard, Suite 125

Tampa, FL 33634

Re:	Form S-1 Registration Statement

Ladies and Gentlemen:

This opinion is furnished to you in connection with the sale and issuance by Oragenics, Inc., a Florida corporation (the “Company”), in a public offering pursuant to the Registration Statement on Form S-1 (Registration Statement No. 333-224950 initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on May 15, 2018, and as subsequently amended (the “Initial Registration Statement”) and (ii) additional Registration Statement on Form S-1 filed pursuant to Rule 462(b) under the Act (the “462(b) Registration Statement”, and collectively with the Initial Registration Statement, the “Registration Statement”). The 462(b) Registration Statement relates to the registration of up to an additional $4,600,000.00 of Securities (as defined below), which consist of (i) Class A Units (the “Additional Class A Units”), with each Additional Class A Unit consisting of one share of the Company’s common stock, par value $0.001 per share (“Common Stock”) and a common stock warrant to purchase one share of Common Stock (each, a “Warrant” and collectively, the “Warrants”) and (ii) Class B Units (the “Additional Class B Units”, and collectively with the Additional Class A Units, the “Additional Units”), with each Additional Class B Unit consisting of one share of the Company’s Series D convertible preferred stock, par value $0.001 per share (“Series D Preferred Stock) and one Warrant (i and ii collectively, the “Securities”). The Additional Units are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and Ladenburg Thalmann & Co., Inc. on behalf of themselves and as representative to the several underwriters to be named therein. The Securities are to be offered and sold in the manner described in the Initial Registration Statement and the related prospectus included therein (the “Prospectus”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof; (ii) the Amended and Restated Bylaws of the Company, as amended through the date hereof; (iii) the Certificate of Designation of Series D Convertible Preferred Stock to be filed with the Secretary of State of the State of Florida, (iv) certain resolutions of the Board of Directors of the Company (the “Board”) relating to the issuance, sale and registration of the Securities; (v) the Initial Registration Statement; (vi) the Rule 462(b) Registration Statement, (vii) the Prospectus and (viii) the Underwriting Agreement. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein. Our opinions are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

In rendering our opinion set forth below, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have further assumed that the Company will not in the future issue or otherwise make unavailable so many shares of Common Stock that there are insufficient remaining authorized but unissued shares of Common Stock for issuance pursuant to exercise of the Warrants. We have also assumed that all of the shares of Common Stock issuable or eligible for issuance pursuant to exercise of the Warrants following the date hereof will be issued for not less than par value. We have not verified any of those assumptions.

Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the shares of Common Stock included in the Additional Class A Units, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable; (ii) the shares of Series D Preferred Stock included in the Additional Class B Units, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable; (iii) the shares of Common Stock, when issued upon conversion of the shares of Series D Preferred Stock, will be validly issued, fully paid and non-assessable (iv) the Warrants, when issued as set forth in the Registration Statement will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; (v) the Additional Class A Units, when duly delivered by the Company against the payment of consideration therefor and as contemplated in the Registration Statement, will constitute valid and legally binding obligations of the Company; and (vi) the Additional Class B Units, when duly delivered by the Company against the payment of consideration therefor and as contemplated in the Registration Statement, will constitute valid and legally binding obligations of the Company.

We express no opinion as to matters governed by any laws other than the Florida Business Corporation Act and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

/s/Shumaker, Loop & Kendrick, LLP

SHUMAKER, LOOP & KENDRICK, LLP